Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports Fourth Quarter and Fiscal 2021 Financial Results
Fiscal 2021 Revenues of $811.5 Million and Fourth Quarter 2021 Revenues of $211.6 Million Increased 8.5 percent and 2.5 Percent over Fiscal Year and Fourth Quarter 2020 Revenues, Respectively

Fiscal 2021 Unmanned Systems Segment Revenues of $231.9 Million and Fourth Quarter 2021 Revenues of $54.4 Million, Increased 24.0 Percent and 9.9 Percent over Fiscal Year and Fourth Quarter 2020 Revenues, Respectively

Fiscal 2021 Space, Satellite and Cyber Business Revenues of $276.3 million and Fourth Quarter 2021 Revenues of $78.4 Million, Increased 18.9 percent and 9.0 Percent over Fiscal Year and Fourth Quarter 2020 Revenues, Respectively

Fourth Quarter 2021 Consolidated Book to Bill Ratio of 1.5 to 1
Fiscal 2021 Consolidated Book to Bill Ratio of 1.0 to 1

SAN DIEGO, CA, February 22, 2022 – Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported its fourth quarter and fiscal 2021 financial results. For the fourth quarter of 2021, Kratos reported Revenues of $211.6 million, Operating Income of $9.2 million, Net Loss of $2.6 million and Adjusted EBITDA of $23.4 million. Included in Net Loss is a tax provision of $4.5 million on Income before taxes of $3.0 million.

Kratos reported fourth quarter 2021 Net Loss of $2.6 million, and GAAP loss per share of $0.02, compared to Net Income of $78.1 million and GAAP EPS income of $0.62 for the fourth quarter of 2020, which included a non-recurring non-cash tax benefit of $75.3 million. Adjusted EPS was $0.11 for the fourth quarter of 2021 compared to $0.08 for the fourth quarter of 2020. The Company has approximately $235 million of net operating loss carryforwards, which are expected to substantially shield Kratos from paying future cash income taxes.

Fourth quarter 2021 Revenues of $211.6 million increased $5.2 million, or 2.5 percent, from fourth quarter 2020 Revenues of $206.4 million, reflecting increases in the Company’s Unmanned Systems, Space, Satellite and Cyber, Microwave Products and Turbine Technologies businesses, offset partially by reductions of approximately $9.4 million in our Training Solutions business resulting primarily from a previously disclosed reduction of an international training contract. On a pro forma basis, excluding this reduction, Revenue grew organically 7.7 percent in the fourth quarter of 2021, as compared to the fourth quarter of 2020. Additionally, fourth quarter 2021 revenues continued to be negatively impacted by COVID-related employee absenteeism, supply chain delays, increased lead times for delivery of necessary components, customer delays and travel restrictions, primarily in our Space, Satellite and Cyber, Microwave Products and C5ISR businesses, resulting in expected revenues of approximately $11.2 million being deferred into future periods.

Operating Income of $9.2 million in the fourth quarter of 2021 increased from $9.0 million in the fourth quarter of 2020, with fourth quarter 2021 Operating Income including increases in Internally Funded Research & Development of $1.4 million over the fourth quarter of 2020. Fourth quarter 2021 Adjusted EBITDA of $23.4 million increased from $22.3 million in the fourth quarter of 2020.

Fourth quarter 2021 Cash Flow Generated from Operations was $0.7 million, and Free Cash Flow Used from Operations was $12.4 million, after funding $13.1 million of capital expenditures, including in our high growth Unmanned Systems, Space, Satellite and Cyber and Turbine Technologies business areas.

For the fourth quarter of 2021, Kratos’ Unmanned Systems Segment (KUS) Revenues of $54.4 million increased 9.9 percent, as compared to $49.5 million in the fourth quarter of 2020. KUS Operating Income decreased from $3.5 million in the fourth quarter of 2020 to $2.3 million in the fourth quarter of 2021, primarily due to a less favorable mix of revenues, including an increase in development programs, which typically generate lower margins, and due to an increase in SG&A costs of approximately $1.3 million and an increase of R&D expenses of approximately $0.3 million.

Fourth quarter 2021 KUS Adjusted EBITDA of $4.6 million decreased from fourth quarter 2020 Adjusted EBITDA of $5.5 million, primarily reflecting increases in certain development programs, including in the tactical drone area, which typically generate lower margins, and due to an increase in SG&A costs, including costs related to increased headcount.

KUS’s book-to-bill ratio for the fourth quarter of 2021 was 2.4 to 1.0 and 1.1 to 1.0 for the last twelve months ended December 26, 2021, with bookings of $263.6 million for the twelve months ended December 26, 2021. Total backlog for KUS at the end of the fourth quarter of 2021 was $269.6 million, up from $194.5 million at the end of the third quarter of 2021, and up from $237.9 million at the end of the fourth quarter of 2020.

For the fourth quarter of 2021, Kratos’ Government Solutions Segment (KGS) reported Revenues of $157.2 million, up from Revenues of $156.9 million in the fourth quarter of 2020, reflecting organic growth in our Space, Satellite and Cyber, Microwave Products and Turbine Technologies businesses, offset by a reduction of $9.4 million in our Training Solutions business resulting primarily from the loss of an international training contract. KGS reported operating income of $14.7 million, up from Operating Income of $12.5 million in the fourth quarter of 2020, primarily reflecting a more favorable revenue mix in the Company’s Space, Satellite and Cyber, Microwave Products and Turbine Technologies businesses.

Kratos’ Space, Satellite and Cyber business generated Revenues of $78.4 million in the fourth quarter of 2021, an organic increase of 9.0 percent over the fourth quarter of 2020 Revenues of $71.9 million.

Fourth quarter 2021 KGS Adjusted EBITDA of $18.8 million increased from fourth quarter 2020 Adjusted EBITDA of $16.8 million, including a more favorable mix of revenues, primarily in the Space, Satellite and Cyber business generated from deliveries of OpenSpace software and work performed on certain confidential programs, and including a favorable mix and deliveries in our Microwave Products and a favorable mix in our Turbine Technologies businesses.

For the fourth quarter of 2021, KGS reported a book-to-bill ratio of 1.2 to 1.0, and a book to bill ratio of 1.0 to 1 for the twelve months ended December 26, 2021. Included in KGS is Kratos’ Space, Satellite and Cyber business, which reported a book to bill ratio for the twelve months ended December 26, 2021 of 1.1 to 1. KGS’s total backlog at the end of the fourth quarter of 2021 was $684.3 million, up from $644.6 million at the end of the third quarter of 2021, and flat from $684.2 million at the end of the fourth quarter of 2020.

For the fourth quarter of 2021, Kratos reported consolidated bookings of $323.1 million and a book-to-bill ratio of 1.5 to 1.0, with consolidated bookings of $840.0 million and a book-to-bill ratio of 1.0 to 1.0 for the last twelve months ended December 26, 2021. Backlog on December 26, 2021 was $953.9 million, up sequentially from $839.1 million at September 26, 2021 and up from $922.2 million at December 27, 2020, and Kratos’ bid and proposal pipeline was $9.4 billion at December 26, 2021, up from $9.1 billion at September 26, 2021. Backlog at December 26, 2021 was comprised of funded backlog of $653.7 million and unfunded backlog of $300.2 million.

Fiscal 2021 Revenues of $811.5 million increased 8.5 percent, as compared to Revenues of $747.7 million in fiscal 2020, reflecting organic growth in Kratos’ Unmanned Systems, Space, Satellite and Cyber, Microwave Products, and Turbine Technologies businesses, offset partially by certain reductions of approximately $26.1 million in our Training Solutions business. Fiscal 2021 Revenues include approximately $41.4 million from the recent ASC Signal acquisition, up from fiscal 2020 Revenues of $21.9 million, reflecting a full year of contribution in 2021. On a proforma basis, excluding the reduction in our Training Solutions business and excluding the ASC acquisition, Consolidated Revenues increased organically 10.7 percent.

In fiscal 2021, our Unmanned Systems business generated revenue of $231.9 million, an increase of 24 percent over 2020 revenues of $187.0 million. In fiscal 2021 our KGS business generated revenue of $579.6 million, an increase of 3.4 percent over 2020 revenue of $560.7 million. On a proforma basis, excluding the reduction in our Training Solutions business and excluding the ASC acquisition, revenues in our KGS business grew 5.4 percent from fiscal 2020 to fiscal 2021.

Consolidated Operating Income of $27.9 million for fiscal 2021 decreased 4.8 percent, as compared to $29.3 million in fiscal 2020. Fiscal 2021 Operating Income includes increases in non-cash stock-based compensation expense of $4.8 million, depreciation expense of $3.2 million and R&D expenses of $8.2 million, primarily reflecting investments in the Company’s Space, Satellite and Cyber business. Kratos reported fiscal 2021 Net Loss of $2.0 million and loss per share of $0.02, compared to 2020 Net Income of $79.6 million and GAAP EPS of $0.67. Included in fiscal 2020 Net Income is a non-cash tax benefit of $73.5 million. Adjusted EPS was $0.36 for fiscal 2021 compared to $0.33 for fiscal 2020.

Fiscal 2021 Adjusted EBITDA of $82.9 million increased from 2020 Adjusted EBITDA of $78.5 million, primarily reflecting the increase in Revenues, net of the impact of the mix of revenues, including certain programs and products in more mature lifecycles, offset by increased investments including in R&D.

For fiscal year 2021, Cash Flow Generated from Operations was $35.3 million, and Free Cash Flow Used from Operations was $11.2 million, after funding $46.5 million of capital expenditures. Cash on hand on December 26, 2021 was $349.4 million.

Eric DeMarco, Kratos’ President and CEO, said, “For fiscal year 2021, our largest businesses, Unmanned Systems and Space, Satellite and Cyber, reported revenue growth of approximately 24% and 19%, respectively, with Kratos’ Unmanned Systems and KGS reporting fourth quarter book to bill ratios of 2.4 to 1.0 and 1.2 to 1.0, respectively, or a consolidated book to bill ratio of 1.5 to 1.0, positioning the Company for a continued future up and to the right growth trajectory. As we begin 2022, we remain laser focused on our disruptive, affordable, rapid development, leading technology, customer aligned mission.”

Mr. DeMarco, continued, “The DoD has recently communicated its continued commitment to and prioritization of loyal wingman tactical drone and autonomous systems for the future force structure, including additional new planned for program opportunities and potential envisioned concepts of operations. With the numerous tactical drone programs Kratos has successfully competed for and been awarded, the family of affordable aircraft we have flying today and additional systems Kratos Ghost Works has in development with the customer, we believe that Kratos is uniquely positioned to address this new, large market opportunity when the customer calls.”

Mr. DeMarco concluded, “Similar to Kratos’ tactical drone business, we believe that our Space and Satellite business has the opportunity, with our first to market, software based virtualized products, to disrupt the ground infrastructure market and provide Kratos a significant future growth opportunity. Accordingly, in 2022 we will continue our internally funded investments and remain focused on achieving “designed in” program and constellation positions, increasing our market share, while also forecasting increasing revenue, profitability and positive cash flow for this business throughout the year.”

Financial Guidance
We are providing our first quarter and full year 2022 guidance as follows:

$M	Q122	FY22
Revenues	$190 - $200	$880 - $920
R&D	$9 - $10	$38 - $42
Operating Income (loss)	$(3) - $(1)	$27 - $31
Depreciation	$5 - $6	$24 - $25
Amortization	$1	$5 - $6
Stock Based Compensation	$7 - $8	$28 - $29
Adjusted EBITDA	$10 - $13	$85 - $89
Operating Cash Flow		$25 - $35
Capital Expenditures		$55 - $65
Free Cash Flow Use		($30 - $40)

Our Fiscal year 2022 financial guidance we are providing today includes our current forecasted business mix, and our assumptions related to the expected impact of continued employee absenteeism, manufacturing, production and supply chain disruptions, parts shortages and related price increases in materials and components, travel restrictions and other COVID-19 related items that have and continue to impact the industry and Kratos.

In January and February of 2022, we experienced a significant increase in the intensity and effects of COVID–19, including the new Omicron variant, on our employees, consultants, vendors, suppliers, customers, etc. We have assumed that these COVID–19 related impacts to our business, which are significantly impacting our fiscal first quarter 2022 forecast, will begin to subside in our second fiscal quarter, and continue to improve throughout our fiscal 2022. Our assumption of an improving COVID-19 related environment throughout the year, combined with the expectation of a Fiscal 2022 DoD budget by the end of the first quarter, directly relates to our 2022 quarter over quarter financial forecast improvement, including Kratos’ expectation that its financial performance in the second half of 2022 will be substantially greater than the first half.

The estimated impact of these COVID-related issues, including the availability of certain raw materials and lack of capacity at mills supporting Kratos’ hardware programs, is currently estimated to impact our first quarter Revenues and Adjusted EBITDA by $12 to $15 million and $2 to $4 million, respectively, and currently estimated to impact our fiscal 2022 Revenues and Adjusted EBITDA by $20 to $25 million and $5 to $8 million, respectively. We will provide future updates as appropriate.

The forecasted financial trajectory in the second half of 2022 reflects the expected mix of revenues, including the expected timing of software product deliveries in our Space, Satellite and Cyber business based upon the forecasted order flow and roll out of our new OpenSpace solution. As we have discussed previously, as this business is transitioning to a more software-focused solution, financial performance is becoming more cyclical, as we experienced in 2021, with increased revenue and margins projected around the September 30 Government fiscal and other customers’ calendar year-end, when increased order and procurement decisions are typically made to fully expend or obligate current fiscal year funding. This cyclicality also results in our projection that we will experience reduced profit margins in the first half of Kratos’ fiscal year, and in particular the first quarter, with increased margins in the second half of the year, due to increased financial leverage on our fixed overhead, manufacturing, research, development and administrative infrastructure, as forecasted revenues increase sequentially throughout the year.

There is currently no Federal Fiscal Year 2022 (October 1, 2021 – September 30, 2022) defense budget in place and the defense industry is operating under a Federal Budget Continuing Resolution Authorization (CRA), which Kratos has been operating under throughout our entire fourth quarter of fiscal 2021 (October 1, 2021 – December 26, 2021) and thus far during our first quarter of fiscal 2022. Under a CRA, there are no new start program awards or new programs of record, no increases in production on existing programs, and no transition from existing development programs to production, among other items, all which impact Kratos. The effects of the current CRA adversely impacted Kratos’ fourth quarter of 2021 and are expected to adversely impact Kratos’ fiscal 2022, with the most significant impact to financial performance currently expected in our first and second quarters, including an expected reduction in bookings, which estimated impact we have included in our 2022 financial guidance provided today.

The existing CRA currently expires on March 11, 2022, at which time we have assumed that a Federal Fiscal Year 2022 defense budget will be approved and become law, which assumption is included in our Fiscal 2022 financial guidance. However, the final approved and authorized DoD budget for 2022 and its timing is currently uncertain, and the longer a CRA continues beyond the March 11, 2022 expiration date, the greater the potential adverse impact on the defense industry and Kratos.

Forecasted Q122 and FY22 Operating Income and Adjusted EBITDA reflect the expected mix of development-type contracts and expected investments, including in our Space, Satellite and Cyber, Unmanned Systems, C5ISR, Turbine Technologies and Rocket System businesses, where we have received, are pursuing or expect to receive a number of new contract awards. Kratos’ FY22 forecasted revenues also include the final impact of the 2021 loss of a large international training contract, which contributed approximately $13.0 million to the Company’s FY21 first and second quarter revenues and include the estimated contribution from the recently closed CTT and Cosmic AES acquisitions.

The 2022 estimated Operating Cash Flow includes approximately $10 to $12 million of continued planned engineering costs in our Rocket System and Turbine Technologies businesses for new products and investments, including the design and development of an affordable hypersonic vehicle, Erinyes, and a complementary propulsion system. 2022 Operating Cash Flow also includes an approximate $5 million outflow, representing the final installment of the required payback of the 2020 deferred employer-related payroll taxes.

Total estimated capital expenditures for 2022 are $55 to $65 million, which includes approximately $25 to $30 million for expected capital expenditures related to normal annual maintenance. In addition, the 2022 capital expenditure forecast currently includes expected outlays of $18 to $20 million associated with the continued production of Valkyrie aircraft prior to receipt of expected customer award(s); therefore, these aircraft are currently reflected as Company-owned assets until receipt of the related customer award(s). Kratos will adjust the forecasted capital expenditure outlays and the ultimate balance sheet classification of these investments once expected customer orders and the nature of the contract terms can be determined. Other non-recurring, non-maintenance capital expenditures include expected investments of approximately $12 to $14 million related to the build out of secure facilities for the Company’s Unmanned Systems business and the Company’s Space, Satellite and Cyber business, and for approximately $5 - $6 million of expected capital investments related to the GBSD program and investments related to the Company’s Turbine Technologies and Rocket System businesses, including for Erinyes. Approximately $9 - $14 million of capital expenditures and approximately $6 - $7 million of engineering costs that were initially expected to be incurred in 2021 have carried forward into the Company’s 2022 capital and operating budgets.

Kratos is waiting for the previously mentioned CRA to end, 2022 Defense Budget approval and for the 2023 DoD Budget Request and Future Years’ Defense Program (FYDP) submission, each of which program and related funding content may significantly impact Kratos’ current 2022 and future internally funded investment expectations.

Management will discuss the Company’s fourth quarter and fiscal 2021 financial results, as well as its first quarter and full year 2022 guidance on a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing (866) 393-0674, and referencing the call by ID number 2121619. The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops and fields transformative, affordable technology, platforms, and systems for United States National Security related customers, allies, and commercial enterprises. Kratos is changing the way breakthrough technologies for these industries are rapidly brought to market through proven commercial and venture capital backed approaches, including proactive research, and streamlined development processes. At Kratos, affordability is a technology, and we specialize in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, hypersonic systems, training and combat systems and next generation turbo jet and turbo fan engine development. For more information go to www.kratosdefense.com.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations for its first quarter and full year 2022 revenues, R&D, operating income, depreciation, amortization, stock based compensation expense, and Adjusted EBITDA, and full year 2022 operating cash flow, capital expenditures and other investments, and free cash flow use, the Company’s future growth trajectory and ability to achieve improved revenue mix and profit in certain of its business segments and the expected timing of such improved revenue mix and profit, the Company’s expectation of ramp on projects and that investments in its business will result in an increase in the Company’s market share and total addressable market and position the Company for significant future organic growth, profitability, cash flow and an increase in shareholder value, the Company’s bid and proposal pipeline, demand for its products and services, including the Company’s alignment with today’s National Security requirements and expectation that the 2022 DoD budget will be favorable for the Company, ability to successfully compete in the tactical unmanned aerial system area and expected new customer awards, including the magnitude and timing of funding and the future opportunity associated with such awards, and expected contract awards related to the Company’s Skyborg Vanguard program and other new tactical unmanned programs, performance of key contracts and programs, including the timing of production and demonstration related to certain of the

Company’s contracts and product offerings, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions and to achieve financial leverage on fixed administrative costs, benefits to be realized from the Company’s net operating loss carry forwards, the availability and timing of government funding for the Company’s offerings, including the strength of the future funding environment, the short-term delays that may occur as a result of Continuing Resolutions or delays in DoD budget approvals, timing of LRIP and full rate production related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, market and industry developments, and the current estimated impact of COVID-19 and employee absenteeism, supply chain disruptions and delays on our financial projections, industry, business and operations, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration and extended continuing resolutions, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and cost savings and cash flow improvements expected as a result of the refinancing of our Senior Notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks that the UAS and UGS markets do not experience significant growth; risks that we cannot expand our customer base or that our products do not achieve broad acceptance which could impact our ability to achieve our anticipated level of growth; risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks related to the new DoD Cybersecurity Maturity Model Certification (CMMC); risks related to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that we may be required to record valuation allowances on our net operating losses which could adversely impact our profitability and financial condition; risks that the current economic environment will adversely impact our business; currently unforeseen risks associated with COVID-19 and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 26, 2021, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures and Other Performance Metrics

This news release contains non-GAAP financial measures, including Adjusted earnings per share (computed using income from continuing operations before income taxes, excluding income (loss) from discontinued operations, excluding income (loss) attributable to non-controlling interest, excluding depreciation, amortization of intangible assets, amortization of capitalized contract and development costs, stock-based compensation expense, acquisition and restructuring related items and other, which includes, but is not limited to, legal related items and foreign transaction gains and losses, less the estimated impact to income taxes) and including Adjusted EBITDA (which includes net income (loss) attributable to noncontrolling interest and excludes, among other things, losses and gains from discontinued operations, acquisition and restructuring related items, stock compensation expense, foreign transaction gains and losses, and the associated margin rates). Additional non-GAAP financial measures include Free Cash Flow from Operations computed as Cash Flow from Operations less Capital Expenditures and Adjusted EBITDA related to our KUS and KGS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding non-recurring items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. Non-

GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial results. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Another Performance Metric the Company believes is a key performance indicator in our industry is our Book to Bill Ratio as it provides investors with a measure of the amount of bookings or contract awards as compared to the amount of revenues that have been recorded during the period, and provides an indicator of how much of the Company’s backlog is being burned or utilized in a certain period. The Book to Bill Ratio is computed as the number of bookings or contract awards in the period divided by the revenues recorded for the same period. The Company believes that the rolling or last twelve months’ Book to Bill Ratio is meaningful since the timing of quarter-to-quarter bookings can vary.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 26,	December 27,	December 26,	December 27,
	2021	2020	2021	2020

Service revenues	$52.5	$54.6	$219.4	$248.7
Product sales	159.1	151.8	592.1	499.0
Total revenues	211.6	206.4	811.5	747.7
Cost of service revenues	36.9	40.6	156.2	182.5
Cost of product sales	113.2	111.5	430.2	362.0
Total costs	150.1	152.1	586.4	544.5
Gross profit - service revenues	15.6	14.0	63.2	66.2
Gross profit - product sales	45.9	40.3	161.9	137.0
Total gross profit	61.5	54.3	225.1	203.2

Selling, general and administrative expenses	40.0	35.2	150.5	132.5
Acquisition and restructuring related items	1.0	0.4	1.8	2.4
Research and development expenses	9.0	7.6	35.2	27.0
Depreciation	1.3	0.7	5.0	5.2
Amortization of intangible assets	1.0	1.4	4.7	6.8
Operating income	9.2	9.0	27.9	29.3
Interest expense, net	(5.9)	(5.9)	(23.4)	(22.8)
Other income (expense), net	(0.3)	(0.3)	(0.1)	0.3
Income from continuing operations before income taxes	3.0	2.8	4.4	6.8
Provision (benefit) for income taxes from continuing operations	4.5	(75.3)	3.9	(73.5)
Income (loss) from continuing operations	(1.5)	78.1	0.5	80.3
Loss from discontinued operations, net of income taxes	(1.0)	(0.1)	(2.1)	(0.9)
Net income (loss)	$(2.5)	$78.0	$(1.6)	$79.4
Less: Net income (loss) attributable to noncontrolling interest	0.1	(0.1)	0.4	(0.2)
Net income (loss) attributable to Kratos	$(2.6)	$78.1	$(2.0)	$79.6

Basic income (loss) per common share attributable to Kratos:
Income (loss) from continuing operations	$(0.01)	$0.63	$—	$0.70
Loss from discontinued operations	(0.01)	—	(0.02)	(0.01)
Net income (loss)	$(0.02)	$0.63	$(0.02)	$0.69

Diluted income (loss) per common share attributable to Kratos:
Income (loss) from continuing operations	$(0.01)	$0.62	$—	$0.68
Loss from discontinued operations	(0.01)	—	(0.02)	(0.01)
Net income (loss)	$(0.02)	$0.62	$(0.02)	$0.67

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	124.9	123.2	124.6	115.5
Diluted weighted average common shares outstanding	124.9	127.0	128.0	118.7

Adjusted EBITDA (1)	$23.4	$22.3	$82.9	$78.5

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) attributable to Kratos adjusted for net income (loss) attributable to noncontrolling interest, income (loss) from discontinued operations, net interest expense, provision for income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items and other, and foreign transaction gain (loss).

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and interest expense, net. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased, leased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs. The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain targets in its Unmanned Systems and ballistic missile target businesses as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Legal related items. The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net income (loss) attributable to Kratos to Adjusted EBITDA is as follows:

	Three Months Ended		Twelve Months Ended
	December 26,	December 27,	December 26,	December 27,
	2021	2020	2021	2020

Net income (loss) attributable to Kratos	$(2.6)	$78.1	$(2.0)	$79.6
Loss from discontinued operations, net of income taxes	1.0	0.1	2.1	0.9
Interest expense, net	5.9	5.9	23.4	22.8
Provision (benefit) for income taxes from continuing operations	4.5	(75.3)	3.9	(73.5)
Depreciation (including cost of service revenues and product sales)	5.3	4.7	21.0	17.8
Stock-based compensation	6.6	6.5	25.8	21.0
Foreign transaction loss	0.4	0.4	0.8	—
Amortization of intangible assets	1.0	1.4	4.7	6.8
Amortization of capitalized contract and development costs	0.2	0.2	1.0	0.9
Acquisition and restructuring related items and other	1.0	0.4	1.8	2.4
Plus: Net income (loss) attributable to noncontrolling interest	0.1	(0.1)	0.4	(0.2)

Adjusted EBITDA	$23.4	$22.3	$82.9	$78.5

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	December 26,	December 27,	December 26,	December 27,
	2021	2020	2021	2020
Acquisition and transaction related items	$1.2	$0.2	$1.8	$1.7
Restructuring costs	(0.2)	0.2	—	0.7

	$1.0	$0.4	$1.8	$2.4

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Twelve Months Ended
	December 26,	December 27,	December 26,	December 27,
	2021	2020	2021	2020
Revenues:
Unmanned Systems	$54.4	$49.5	$231.9	$187.0
Kratos Government Solutions	157.2	156.9	579.6	560.7
Total revenues	$211.6	$206.4	$811.5	$747.7

Operating income
Unmanned Systems	$2.3	$3.5	$13.2	$8.7
Kratos Government Solutions	14.7	12.5	42.3	43.6
Unallocated corporate expense, net	(7.8)	(7.0)	(27.6)	(23.0)
Total operating income	$9.2	$9.0	$27.9	$29.3

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, and acquisition and restructuring related items, corporate costs not allocated to the segments, legal related items, and other miscellaneous corporate activities.

Reconciliation of Segment Operating Income to Adjusted EBITDA is as follows:

	Three Months Ended		Twelve Months Ended
	December 26,	December 27,	December 26,	December 27,
	2021	2020	2021	2020
Unmanned Systems
Operating income	$2.3	$3.5	$13.2	$8.7
Other income	—	—	0.1	0.1
Depreciation	1.8	1.6	7.2	6.1
Amortization of intangible assets	0.3	0.2	1.1	0.6
Amortization of capitalized contract and development costs	0.2	0.2	1.0	0.9
Adjusted EBITDA	$4.6	$5.5	$22.6	$16.4
% of revenue	8.5%	11.1%	9.7%	8.8%

Kratos Government Solutions
Operating income	$14.7	$12.5	$42.3	$43.6
Other income	0.1	0.1	0.6	0.2
Depreciation	3.5	3.1	13.8	11.7
Amortization of intangible assets	0.7	1.2	3.6	6.2
Acquisition and restructuring related items and other	(0.2)	(0.1)	—	0.4
Adjusted EBITDA	$18.8	$16.8	$60.3	$62.1
% of revenue	12.0%	10.7%	10.4%	11.1%

Total Adjusted EBITDA	$23.4	$22.3	$82.9	$78.5
% of revenue	11.1%	10.8%	10.2%	10.5%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	December 26,	December 27,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$349.4	$380.8
Restricted cash	—	0.7
Accounts receivable, net	284.7	272.3
Inventoried costs	91.7	81.2
Prepaid expenses	9.8	12.0
Other current assets	22.5	17.8
Total current assets	758.1	764.8
Property, plant and equipment, net	168.3	143.8
Operating lease right-of-use assets	38.5	42.9
Goodwill	493.9	483.9
Intangible assets, net	43.2	43.0
Other assets	87.5	84.4
Total assets	$1,589.5	$1,562.8
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$50.4	$55.4
Accrued expenses	27.2	34.7
Accrued compensation	47.3	48.1
Accrued interest	1.5	1.5
Billings in excess of costs and earnings on uncompleted contracts	58.1	34.0
Current portion of operating lease liabilities	10.1	8.9
Other current liabilities	25.7	11.9
Other current liabilities of discontinued operations	0.8	3.1
Total current liabilities	221.1	197.6
Long-term debt	296.7	301.0
Operating lease liabilities, net of current portion	32.7	38.6
Other long-term liabilities	76.2	83.0
Other long-term liabilities of discontinued operations	2.5	2.5
Total liabilities	629.2	622.7
Commitments and contingencies
Redeemable noncontrolling interest	15.2	14.8
Stockholders’ equity:
Additional paid-in capital	1,578.9	1,556.3
Accumulated other comprehensive income	0.6	1.4
Accumulated deficit	(634.4)	(632.4)
Total Kratos stockholders’ equity	945.1	925.3
Total liabilities and stockholders’ equity	$1,589.5	$1,562.8

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended
	December 26,	December 27,
	2021	2020
Operating activities:
Net income (loss)	$(1.6)	$79.4
Less: loss from discontinued operations	(2.1)	(0.9)
Income from continuing operations	0.5	80.3
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	25.7	24.6
Amortization of lease right-of-use-assets	9.0	9.4
Deferred income taxes	(0.4)	(78.2)
Stock-based compensation	25.8	21.0
Amortization of deferred financing costs	1.0	1.0
Provision for (recovery of) doubtful accounts	(0.2)	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	2.6	(3.7)
Unbilled receivables	(15.7)	3.6
Inventoried costs	(5.3)	(5.3)
Prepaid expenses and other assets	(4.5)	(10.8)
Operating lease liabilities	(9.3)	(10.2)
Accounts payable	(5.3)	(2.4)
Accrued compensation	(1.3)	8.5
Accrued expenses	(7.4)	1.0
Accrued interest	(0.1)	(0.1)
Billings in excess of costs and earnings on uncompleted contracts	24.1	(5.0)
Income tax receivable and payable	1.4	(1.1)
Other liabilities	(5.3)	12.1
Net cash provided by operating activities from continuing operations	35.3	44.7
Investing activities:
Cash paid for acquisitions, net of cash acquired	(12.3)	(51.5)
Capital expenditures	(46.5)	(35.9)
Proceeds from insurance	4.5	—
Proceeds from the sale of assets	2.2	0.1
Net cash used in investing activities from continuing operations	(52.1)	(87.3)
Financing activities:
Proceeds from the issuance of long-term debt	—	5.1
Proceeds from the issuance of common stock, net of issuance costs	—	240.4
Repayment of debt	(5.1)	(0.6)
Payments under finance leases	(1.0)	(0.6)
Payments of employee taxes withheld from share-based awards	(9.1)	(1.4)
Proceeds from shares issued under equity plans	5.9	4.8
Net cash provided by (used in) financing activities from continuing operations	(9.3)	247.7
Net cash flows from continuing operations	(26.1)	205.1
Net operating cash flows of discontinued operations	(4.5)	1.9
Effect of exchange rate changes on cash and cash equivalents	(1.5)	1.9
Net increase (decrease) in cash, cash equivalents and restricted cash	(32.1)	208.9
Cash, cash equivalents and restricted cash at beginning of period	381.5	172.6
Cash, cash equivalents and restricted cash at end of period	$349.4	$381.5

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income from continuing operations and adjusted income from continuing operations per diluted common share (Adjusted EPS) are non-GAAP measures for reporting financial performance and exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income from continuing operations before amortization of intangible assets, depreciation, stock-based compensation, foreign transaction gain/loss, and acquisition and restructuring related items and other. The estimated impact to income taxes includes the impact to the effective tax rate, current tax provision and deferred tax provision, and excludes the impact of discrete items, including transaction related expenses and release of valuation allowance, or benefit related to the add-backs.* Adjusted EPS expresses adjusted income on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Twelve Months Ended
	December 26,	December 27,	December 26,	December 27,
	2021	2020	2021	2020
Net income (loss) attributable to Kratos	$(2.6)	$78.1	$(2.0)	$79.6
Less: GAAP provision (benefit) for income taxes	4.5	(75.3)	3.9	(73.5)
Less: Net income (loss) attributable to noncontrolling interest	0.1	(0.1)	0.4	(0.2)
Less: Loss from discontinued operations, net of income taxes	1.0	0.1	2.1	0.9
Income from continuing operations before taxes	3.0	2.8	4.4	6.8
Add: Amortization of intangible assets	1.0	1.4	4.7	6.8
Add: Amortization of capitalized contract and development costs	0.2	0.2	1.0	0.9
Add: Depreciation	5.3	4.7	21.0	17.8
Add: Stock-based compensation	6.6	6.5	25.8	21.0
Add: Foreign transaction loss	0.4	0.4	0.8	—
Add: Acquisition and restructuring related items and other	1.0	0.4	1.8	2.4
Non-GAAP Adjusted income from continuing operations before income taxes	17.5	16.4	59.5	55.7
Income taxes on Non-GAAP measure Adjusted income from continuing operations*	3.8	6.5	14.0	17.1
Non-GAAP Adjusted net income	$13.7	$9.9	$45.5	$38.6

Diluted earnings per common share	$(0.02)	$0.62	$(0.02)	$0.67
Less: GAAP provision (benefit) for income taxes	0.04	(0.59)	0.03	(0.62)
Less: Net income (loss) attributable to noncontrolling interest	—	—	—	—
Less: Loss from discontinued operations, net of income taxes	0.01	—	0.02	0.01
Add: Amortization of intangible assets	0.01	0.01	0.04	0.06
Add: Amortization of capitalized contract and development costs	—	—	0.01	0.01
Add: Depreciation	0.04	0.04	0.17	0.15
Add: Stock-based compensation	0.05	0.05	0.20	0.17
Add: Foreign transaction loss	—	—	0.01	—
Add: Acquisition and restructuring related items and other	0.01	—	0.01	0.02
Income taxes on Non-GAAP measure Adjusted income from continuing operations*	(0.03)	(0.05)	(0.11)	(0.14)
Adjusted income from continuing operations per diluted common share	$0.11	$0.08	$0.36	$0.33

Weighted average diluted common shares outstanding	124.9	127.0	128.0	118.7

*The impact to income taxes is calculated by recasting income before income taxes to include the add-backs involved in determining Adjusted income from continuing operations before income taxes and recalculating the income tax provision (benefit), including current and deferred income taxes, using the Adjusted income from continuing operations before income taxes. The recalculation also adjusts for any discrete tax expense, including transaction related expenses and the release of valuation allowance, or benefit related to the add-backs.
-end-